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                                                                   EXHIBIT 99.2
GRAY
Television, Inc.
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          NEWS RELEASE                               JUNE 11, 2003

                             GRAY TELEVISION, INC.
                 AMENDS INTEREST RATE ON ITS EXISTING TERM LOAN

         Gray Television, Inc. (NYSE: GTN and GTN.A) announced today that it has amended its existing senior credit facility to reduce the interest rate on its $375 million term loan. The amendment reduces Gray's current interest rate by 0.5% or a current savings of approximately $1.8 million annually.

         Gray's borrowing capacity, loan maturity dates, loan covenants and other terms of the senior credit facility remain unchanged by the amendment.

         The amended interest pricing on the term loan is presented below with certain terms as defined in the loan agreement. Gray's interest rate is dependent upon its leverage ratio and is determined at the option of Gray based on the lender's base rate (generally reflecting the lenders prime rate) plus the specified margin or the London Interbank Offered Rate ("LIBOR") plus the specified margin.

                                                         Applicable Margin for            Applicable Margin for
               Total Leverage Ratio                        Base Rate Advances                LIBOR Advances
               --------------------                      ---------------------            ---------------------

          Greater than or equal to 6.0:1.0                       1.250%                          2.500%

          Less than 6.0:1.0                                      1.000%                          2.250%

         Gray's current interest rate on the term loan is LIBOR plus the margin of 2.25% for a total rate of approximately 3.53%.

         Gray Television, Inc. is a communications company headquartered in Atlanta, Georgia, and currently operates 15 CBS-affiliated television stations, seven NBC-affiliated television stations, seven ABC-affiliated television stations and four daily newspapers.

         FOR INFORMATION CONTACT:
         BOB PRATHER                                JIM RYAN
         PRESIDENT                                  CHIEF FINANCIAL OFFICER
         (404) 266-8333                             (404) 504-9828

                  4370 Peachtree Road, NE * Atlanta, GA 30319
                      (404) 504-9828 * Fax (404) 261-9607